Exhibit 16.1

April 16, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated April 16, 2014 of Asia Pacific Boiler Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ MaloneBailey, LLP

MaloneBailey, LLP

Houston, Texas

www.malone-bailey.com